Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 (No. 333-152514) of our reports dated March 24, 2008, except as it relates to Notes 14 and 17 Commitments and Contingencies — Litigation for which the date is July 15, 2008, and March 17, 2006 on the Successor and Predecessor periods, respectively, relating to the financial statements and financial statement schedule of Select Medical Holdings Corporation, which appear in this Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, PA
October 3, 2008